EXHIBIT 99.2


The Corporation posted net income of $1,990,117 for the first quarter of 2006, a decrease of $560,849 (22%) compared to the first quarter of 2005. The decrease is primarily due to a one-time gain in 2005 from the sale of the Corporation's interest in Pulse, Inc., the driver of our ATM network. Pre-tax proceeds from that sale received during the first quarter of 2005 were $653, 282.

Net interest income increased $186,200 to $7.1 million for the first quarter of 2006 compared to 2005. The increase is primarily due to loan growth of $26.3 million to $503.2 million for the 12 months ending March 31, 2006.

Other income (excluding the effect of the extraordinary income from the Pulse sale) increased $244,065 as fees and service charges generated from deposit accounts improved over those generated in the first quarter of 2005.

Earnings per share decreased $0.07 for the three months ending March 31, 2006 and 2005.